Exhibit 99.1
FOR IMMEDIATE RELEASE
DIAL GLOBAL COMPLETES MERGER WITH WESTWOOD ONE;
CREATES LEADING NETWORK RADIO COMPANY
NEW YORK, NY, October 21, 2011 — Dial Global announced today the successful completion of its merger with Westwood One, Inc. in a stock for stock transaction following receipt of all necessary regulatory and shareholder approvals. The merger creates a diverse radio programming, services and advertising sales company providing more than 200 radio programs and services to over 7,000 stations. Effective Monday, October 24, 2011, the company will be listed on the NASDAQ under the symbol “DIAL”.
The company maintains leadership positions in play-by-play sports (NFL, NCAA and MRN: Motor Racing Network, among others), news (Associated Press, Wall Street Journal, CNBC and The Weather Channel in addition to serving as the official distributor of CBS News, among others), talk (Dennis Miller, Talk Radio Network and Charles Osgood, among others) and entertainment (CMT, Grammy’s and Country Music Awards, among others). The company also produces the Dial Global 24/7 turnkey music formats as well as prep services, jingles and imaging, and digital content. In addition, Dial Global serves as the largest sales representative for independent third party providers of audio content, including its partnership with Triton Digital.
“The combined platform provides a broader and more diverse range of programming and services to radio stations and advertisers than has ever been offered,” said Spencer Brown, David Landau and Ken Williams, managing partners of Dial Global. “Dial Global remains committed to maintaining the high level of service and accountability that our customers have come to expect.”
Neal Schore, Chairman of Dial Global’s newly-constituted Board of Directors, commented, “Dial Global has always been focused on serving the ever-evolving needs of the radio industry, and this transaction will expand the programming and service offerings sought by both radio stations and advertisers. On behalf of the board, I want to thank Rod Sherwood and the entire Westwood One team, whose tremendous efforts have helped make this transaction possible.”
Leadership and Operations
Dial Global’s executive team will be led by Spencer Brown, David Landau and Ken Williams.
Dial Global will continue to be headquartered in New York City, with regional offices across the United States in Atlanta, Chicago, Dallas, Denver, Detroit, Los Angeles, Miami, Nashville, San Francisco, Seattle, and Washington, DC.
Board of Directors
The new Board of Directors will consist of nine directors, of whom three are classified as independent. The board will be led by Neal Schore as Chairman. The independent directors include Peter Murphy, Jules Haimovitz and Mel Ming, each of whom has enjoyed a distinguished career in the media and entertainment industry.

Advisors
Macquarie Capital and Kirkland & Ellis LLP acted as financial advisor and legal advisor, respectively, to Dial Global. Moelis & Company and Skadden Arps Slate Meagher & Flom LLP acted as financial advisor and legal advisor, respectively, to Westwood One. Berenson & Company rendered a fairness opinion, while General Electric Capital Corporation, ING Capital LLC and Macquarie Capital provided committed debt financing in support of the transaction.
Ownership Structure
After giving effect to the transaction, funds managed by Oaktree Capital Management, L.P. and The Gores Group, LLC, either directly or indirectly, own approximately 44% and 31%, respectively, of the company’s outstanding common shares.
About Dial Global
Dial Global is a diverse radio programming and advertising sales company that provides vital content and services to more than 7,000 radio stations throughout the United States. Dial Global produces and/or distributes over 200 news, sports, music, talk and entertainment radio programs as well as audio content from live events and digital content. The company also produces the Dial Global 24/7 turnkey music formats as well as prep services, jingles and imaging. In addition, Dial Global serves as the largest sales representative for independent third party providers of audio content. For more information, visit www.dial-global.com.
Forward-Looking Statements
This press release contains “forward-looking” statements regarding the merger of Dial Global and Westwood One that are based on current expectations and estimates or assumptions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, the failure to realize the expected benefits of the merger, the ability to retain key personnel following the merger, general economic and business conditions that may affect the companies following the merger, and other matters disclosed under the heading “Risk Factors” in Westwood One’s most recent Quarterly Report on Form 10-Q, dated August 15, 2011. Neither Dial Global nor Westwood One undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement.
Contacts
Brian Schaffer
CJP Communications
212-279-3115 ext. 229
bschaffer@cjpcom.com
Chris Brown
CJP Communications
212-279-3115 ext. 206
cbrown@cjpcom.com